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                                                                    Exhibit 7(b)


                          Unaudited Pro Forma Financial Data

The following unaudited pro forma condensed consolidated financial data gives effect to the acquisition of Ultrafit Inc. and Affiliates ("Ovox") pursuant to various Asset Purchase Agreements and a Purchase Option Agreement (collectively the "Transactions".) The unaudited condensed consolidated balance sheet reflects the Transactions as if they had occurred on February 28, 1998. The unaudited pro forma condensed consolidated statements of operations combine the historical operating results of the Company and Ovox for the year ended May 31, 1997 and the nine months ended February 28, 1998 as if Transactions had occurred on June 1, 1996.

The unaudited pro forma condensed consolidated financial data does not reflect cost savings, synergies or other financial benefits which may be achieved from the acquisition of Ovox, nor do they purport to be indicative of the operating results or the financial position that would have been realized had the Transactions been consummated as of the date or for the period for which the pro forma data is presented. The unaudited pro forma adjustments described in the notes are based upon current preliminary estimates and contain assumptions that the Company and Ovox management believe are reasonable in such circumstances.

The unaudited pro forma condensed consolidated financial data is based on and should be read in conjunction with the Company's Registration Statement on Form S-4, dated January 6, 1998, and its Quarterly Report on Form 10-Q, for the fiscal quarter ended February 28, 1998, previously filed with the Securities and Exchange Commission and the combined financial statements of Ovox included in this report.

The following pro forma financial data is provided:

     1. Unaudited Pro Forma Condensed Consolidated Balance Sheet at February 28, 1998.

     2. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended May 31, 1997.

     3. Unaudited Pro Form Condensed Consolidated Statement of Operations for the nine months ended February 28, 1998.

     4.   Notes to the Unaudited Pro Forma Condensed Consolidated Financial
          Data.


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

                              Town Sports International Inc. and Subsidiaries
                          Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                             at February 28, 1998
                                            (all figures in $'000)

                                                                                                           Pro Forma
                                                      The Company         Ovox         Pro Forma            for the
                                                       Historical      Historical     Adjustments   Note  Transactions
                                                       ----------      ----------     -----------   ----  ------------
      Assets:
Current assets:
     Cash and cash equivalents                           $ 38,291       $    645       $ (8,586)     1     $ 30,350
     Other current assets                                   1,623             25            (25)     2        1,623
                                                         --------       --------       --------            --------
             Total current assets                          39,914            670         (8,611)             31,973
Fixed assets                                               44,602          1,588                             46,190
Intangible assets                                           5,260                           945      3        6,205
Goodwill                                                    6,865                         5,644      3       12,509
Other assets                                               12,496            282           (282)     2       12,496
                                                         --------       --------       --------            --------
             Total assets                                $109,137       $  2,540       $ (2,304)           $109,373
                                                         --------       --------       --------            --------
                                                         --------       --------       --------            --------
       Liabilities and Stockholders' Deficit

Current Liabilities:
    Current portion of long-term debt                    $  2,289            $48            (48)     2        2,289
    Accounts payable and accrued expenses                   9,498            111           (111)     2        9,498
    Deferred revenue                                        5,714            331           (331)     2        5,714
                                                         --------       --------       --------            --------
             Total current liabilities                     17,501            490           (490)             17,501
Long-term debt                                             86,446            180           (180)     2       86,446
Deferred revenue                                            1,815             88            (88)     2        1,815
Other liabilities                                           9,133             83            153      4        9,369
                                                         --------       --------       --------            --------
             Total liabilities                            114,895            841           (605)            115,131
                                                         --------       --------       --------            --------
Stockholders' deficit                                      (5,758)         1,699         (1,699)     5       (5,758)
                                                         --------       --------       --------            --------
             Total liabilities and
                stockholders' deficit                    $109,137       $  2,540       $ (2,304)           $109,373
                                                         --------       --------       --------            --------
                                                         --------       --------       --------            --------

The accompanying notes are an integral part of the pro forma condensed consolidated balance sheet.


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

                                   Town Sports International Inc. and Subsidiaries
                           Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                          for the Year ended May 31, 1997
                                              (all figures in $'000)

                                                                                                           Pro Forma
                                                      The Company         Ovox         Pro Forma            for the
                                                       Historical      Historical     Adjustments   Note  Transactions
                                                       ----------      ----------     -----------   ----  ------------
Revenues:
   Club Operations                                       $ 54,164       $  4,241                           $ 58,405
   Management Fees                                          1,288                                             1,288
   Rental Income                                              936             90                              1,026
   Share of net income in affiliated companies                179                                               179
                                                         --------       --------       --------            --------
                                                           56,567          4,331                             60,898
                                                         --------       --------       --------            --------

Operating expenses:
   Payroll and related                                     23,321          1,404                             24,725
   Compensation expense incurred in connection
     with stock options                                     5,933                                             5,933
   Club operating                                          18,044          1,183                             19,227
   General and administrative                               3,774            360                              4,134
   Depreciation and amortization                            4,219            215       $  1,009      6        5,443
                                                         --------       --------       --------            --------
                                                           55,291          3,162          1,009              59,462
                                                         --------       --------       --------            --------
     Operating income                                       1,276          1,169         (1,009)              1,436
                                                         --------       --------       --------            --------
Interest (expense) income, net                             (2,455)            11            (18)     7       (2,462)
                                                         --------       --------       --------            --------
Income (loss) before taxes                               $ (1,179)      $  1,180       $ (1,027)           $ (1,026)
                                                         --------       --------       --------            --------
                                                         --------       --------       --------            --------

The accompanying notes are an integral part of the pro forma condensed consolidated statement of operations.


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

                                  Town Sports International Inc. and Subsidiaries
                       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                    for the Nine Months ended February 28, 1998
                                             (all figures in $'000)

                                                                                                           Pro Forma
                                                      The Company         Ovox         Pro Forma            for the
                                                       Historical      Historical     Adjustments   Note  Transactions
                                                       ----------      ----------     -----------   ----  ------------
Revenues:
   Club Operations                                       $ 55,975       $  4,228                           $ 60,203
   Management Fees                                          1,294                                             1,294
   Rental Income                                              589             50                                639
   Share of net income in affiliated companies                 70                                                70
                                                         --------       --------       --------            --------
                                                           57,928          4,278                             62,206
                                                         --------       --------       --------            --------
Operating expenses:
   Payroll and related                                     23,421          1,285                             24,706
   Compensation expense incurred in connection
     with stock options                                       519                                               519
   Club operating                                          17,847          1,552                             19,399
   General and administrative                               3,858            290                              4,148
   Depreciation and amortization                            5,361            193       $    757      6        6,311
                                                         --------       --------       --------            --------
                                                           51,006          3,320            757              55,083
                                                         --------       --------       --------            --------
     Operating income                                       6,922            958           (757)              7,123
                                                         --------       --------       --------            --------
Interest (expense) income, net                             (4,413)             8            (14)     7       (4,419)
                                                         --------       --------       --------            --------
Income (loss) before taxes                               $  2,509       $    966       $   (771)           $  2,704
                                                         --------       --------       --------            --------
                                                         --------       --------       --------            --------

The accompanying notes are an integral part of the pro forma condensed consolidated statement of operations.



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                  Town Sports International Inc. and Subsidiaries
         Unaudited Notes to Pro Forma Condensed Consolidated Financial Data
                               (all figures in $'000)


1. Reflects cash paid of $6,575 and cash of $1,175 to be paid over the next 60 days in consideration for the Transactions plus $645 cash held by Ovox which was not acquired by the Company.

2.   Adjustment to eliminate Ovox's assets and liabilities not acquired.

3. Certain assets of Ovox were acquired in a series of transactions on April 6, 1998, (collectively the "Transactions".) For the purpose of preparing the pro forma data, the Transactions have been accounted for as a purchase whereby the assets acquired have been reflected in the accompanying unaudited condensed consolidated pro forma balance sheet at their estimated fair market values on the date acquired. The purchase price totaled $8,177, which included $7,750 of cash and notes payable of $236. Transaction costs amounted to $191. The excess of the purchase price over the net book value of the assets acquired ($6,589) has been allocated to the following assets to record them at their respective estimated fair values at the date acquired.

                    Purchase price                $8,177
                    Net assets acquired           (1,588)
                                                  ------
                    Excess purchase price          6,589
                                                  ------
                    Membership List                  945
                    Goodwill                      $5,644
                                                  ------
                                                  ------

4. Reflects the notes payable of $236 incurred in connection with the Transactions net of other liabilities of Ovox not acquired.

5. The adjustment to stockholders' deficit reflects the elimination of Ovox's historical stockholders' equity.

6. Increased operating expenses represent the amortization of goodwill ($5,644) over an estimate life of between 5.5 and 15 years and of membership lists ($945) over an estimated life of 2 years.

7. The note payable incurred in connection with the Transactions bears interest at prime rate plus 2%.